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                                                                    EXHIBIT 99.2

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CONTACT:                        OR          LENS' INVESTOR RELATIONS COUNSEL:
Concord Camera Corp.                        The Equity Group Inc.
Harlan Press                                Robert Goldstein  (212) 371-8660
Vice President                              Devin Sullivan    (212) 836-9608
(954) 331-4200


         CONCORD CAMERA CORP. ANNOUNCES SEPARATION OF SENIOR EXECUTIVE
                            OFFICER FROM THE COMPANY


HOLLYWOOD, FLORIDA - May 11, 2004 - Concord Camera Corp. ("Concord" or "Company") (NASDAQ: LENS) today announced that effective July 1, 2004 Brian King will be separating from the Company. Mr. King currently serves as Concord's Senior Executive Vice President.

"It has been our privilege, both personally and professionally, to have worked with Brian," said Ira B. Lampert, Concord's Chairman and Chief Executive Officer. "Brian is highly respected for his intelligence, his integrity and the passion for his work. Brian is separating from the Company to pursue other personal and business interests. We will miss him and we wish him all the best. Concord has benefited from his business experience and perspective. We thank Brian for his contributions in growing and enhancing Concord."

The Company presently has no plans to fill Mr. King's position.

"It has been a pleasure working for the Company over the past eight years, particularly with all the employees who have made my tenure a most memorable and enjoyable experience," said Mr. King. "During that time, the Company has grown and matured into a world-class manufacturer, developer and marketer of high quality, easy to use, affordably priced image capture products."


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About Concord Camera Corp.

Concord Camera Corp. is a global developer, designer, manufacturer and marketer of high quality, popularly priced, digital, instant, Advanced Photo System (APS) and 35mm cameras. Concord markets its cameras under the trademarks POLAROID, CONCORD and CONCORD EYE Q. Concord sells and markets its camera products worldwide through direct sales offices in the United States, Canada, Germany, Hong Kong, the United Kingdom and France and through independent sales agents. Concord manufactures its products in its vertically integrated manufacturing facilities in the People's Republic of China. The Polaroid trademark is owned by Polaroid Corporation and is used by Concord under license from Polaroid. CONCORD and CONCORD EYE Q are trademarks and/or registered trademarks of Concord Camera Corp. in the United States and/or other countries.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results and the future introduction of new products, involve risks and uncertainties which may affect the Company's business and prospects, including the risks discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 28, 2003 and subsequently filed reports. Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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